Exhibit 99.1

October 17, 2008 – FOR IMMEDIATE RELEASE

Independent Bancshares, Inc. (the “Company”), parent company of Independent National Bank (the “Bank”), today reported a third quarter 2008 consolidated loss of $318 Thousand ($0.26 per fully diluted share). The 2008 year to date loss was $496 Thousand ($0.40 per share) versus a profit of $555 Thousand ($0.45 per share) for the first nine months of 2007. Year-to-date 2008 earnings have been adversely impacted by write-downs on problem loans, collection expenses, and expenses related to Other Real Estate Owned. These expenses have exceeded $1.2 million for the first nine months of 2008. At September 30, 2008, the Company had $213 million in assets, $151 million in loans, and $181 million in deposits.

The Bank is celebrating its 20th anniversary this year. During its history, the Bank has focused upon maintaining a strong balance sheet. In light of recent adverse developments in the financial markets, management has intensified this focus by sacrificing some investment yield in exchange for liquidity and quality. In this connection, as of September 30, 2008, the Bank had no subprime loans or subprime securities in its investment portfolio, its loan to deposit ratio was a healthy 82.5% and it had no brokered deposits. At September 30, 2008, cash and overnight investments were $8 million (or 3.8% of Bank assets).

As of September 30, 2008, loans 30 days or more past due were 1.2% of assets, with total nonperforming assets being 1.6% of assets. Effective September 30, 2008, the Company has increased its loan loss provision to 1.27% ($1.93 million), compared to 1.2% (1.91 million) as of September 30, 2007.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

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